Exhibit 99.1

Avinger Provides Third Quarter 2018 Shareholder Update

Redwood City, Calif., November 13, 2018 - Avinger, Inc. (Nasdaq: AVGR), a commercial-stage medical device company that designs and develops the first-ever image-guided, catheter-based system that diagnoses and treats patients with peripheral artery disease (PAD), today reported results for the third quarter ended September 30, 2018.

Third Quarter and Recent Highlights

●	Achieved revenue of $2.0 million for the third quarter of 2018
●	Announced in September that physicians at 35 sites globally have successfully treated over 200 patients with the next-generation Pantheris image-guided atherectomy system
●	Submitted a new 510(k) application to the U.S Food & Drug Administration (FDA) in August for the Pantheris SV (Small Vessel) image-guided atherectomy system
●	Received CE Marking for Pantheris SV in October, which allows for distribution in the European Union (EU) and certain other countries that recognize CE Marking
●	Raised gross proceeds of $11.5 million in November from the sale of securities in an underwritten public-offering
●

Completed enrollment in the SCAN clinical study, a post-market study comparing optical coherence tomography (OCT) with intravascular ultrasound (IVUS) as a diagnostic imaging tool for the diagnosis and treatment of PAD

●	Received new patent covering Pantheris image-guided atherectomy system, the Company’s fifth patent issued by the USPTO with claims related to Pantheris

“We are extremely pleased with the performance of our next generation Pantheris atherectomy device since launching commercially in the U.S. in June. During the third quarter, we made significant progress in expanding our sales penetration with this improved device, and within the first three months of launch Lumivascular physicians had treated over 200 patients,” said Jeff Soinski, Avinger’s president and CEO. “We increased our sales headcount by 11% during the third quarter and expect to continue to expand our sales presence on a measured basis in the fourth quarter and throughout 2019, as we continue to make strides in positioning the company for an acceleration of growth in 2019.

“On the new product front, we submitted a 510(k) application to the U.S. FDA for our Pantheris SV (Small Vessel) image-guided atherectomy system in August, which we hope will lead to commercialization in the U.S. in early 2019. We received CE Marking for Pantheris SV in October and anticipate reporting our first clinical cases with this new device in Germany this quarter. By allowing for the treatment of lesions in smaller diameter vessels, we believe Pantheris SV has the potential to expand our available market by as much as 50%, which would allow us to address a significantly larger portion of the estimated $500 million atherectomy market.”

Third Quarter 2018 Financial Results

Total revenue was $2.0 million for the third quarter ended September 30, 2018, roughly flat with the third quarter of 2017 and the second quarter of 2018.

Gross margin for the third quarter of 2018 was 27%, compared to -58% for the third quarter of 2017 and -5% for the second quarter of 2018.

Operating expenses for the third quarter of 2018 were $5.7 million, a 26% decrease compared to $7.7 million in the third quarter of 2017 and a 6% increase compared to $5.4M in the second quarter of 2018.

Operating loss for the third quarter of 2018 was $5.1 million, a 43% improvement compared to $8.9 million for the third quarter of 2017 and a 7% improvement compared to $5.5 million in the second quarter of 2018. Net loss attributable to common stockholders for the third quarter of 2018 was $6.2 million, compared to $10.4 million for the third quarter of 2017 and compared to $6.6 million for the second quarter of 2018.

Adjusted EBITDA, as defined under non-GAAP measures in this press release, was a loss of $4.1 million for the third quarter of 2018, an improvement of $1.1 million compared to a loss of $5.2 million for the third quarter of 2017 and a decline of $0.1 million compared to the second quarter of 2018. A reconciliation of GAAP to non-GAAP measures is provided in the tables below.

Cash and cash equivalents totaled $10.0 million as of September 30, 2018, compared to $10.1 million as of June 30, 2018. The cash levels at September 30, 2018 do not include the gross proceeds of $11.5 million from the capital fundraising completed in November 2018.

As of September 30, 2018, there were approximately 11.6 million shares of common stock, 41,800 shares of Series A preferred stock and 1,701 shares of Series B preferred stock outstanding. Each share of Series B preferred stock, after taking into account the effect of the November fundraising, is convertible into approximately 2,500 shares of the Company’s common stock at a conversion price of $0.40. Assuming conversion of all outstanding shares of Series B preferred stock and the current conversion price of the Series B preferred stock, the Company would have approximately 15.8 million shares of common stock outstanding at September 30, 2018, excluding outstanding warrants and the Series A preferred stock, which is not presently convertible.

Conference Call

Avinger will hold a conference call today, November 13, 2018 at 4:30pm ET to discuss its third quarter 2018 financial results.

Individuals interested in listening to the conference call may do so by dialing (877) 407-8293 for domestic callers or (201) 689-8349 for international callers. To listen to a live webcast, please visit https://78449.themediaframe.com/dataconf/productusers/avgr/mediaframe/27388/indexl.html.

A replay of the call will be available beginning November 13, 2018 at approximately 7:30pm PT/10:30pm ET through November 27, 2018. To access the replay, dial (877) 660-6853 or (201) 612-7415 and reference Conference ID: 13684831. The webcast will also be available on Avinger's website for six months following the completion of the call at www.avinger.com.

About Avinger, Inc.

Avinger is a commercial-stage medical device company that designs and develops the first-ever image-guided, catheter-based system that diagnoses and treats patients with peripheral artery disease (PAD). PAD is estimated to affect over 12 million people in the U.S. and over 200 million worldwide. Avinger is dedicated to radically changing the way vascular disease is treated through its Lumivascular platform, which currently consists of the Lightbox imaging console, the Ocelot family of chronic total occlusion (CTO) catheters, and the Pantheris® family of atherectomy devices. Avinger is based in Redwood City, California. For more information, please visit www.avinger.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the anticipated use of proceeds from our November 2018 public offering. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our dependency on a limited number of products; our ability to demonstrate the benefits of our Lumivascular platform; the resource requirements related to Pantheris; the outcome of clinical trial results; potential exposure to third-party product liability, intellectual property and other litigation; lack of long-term data demonstrating the safety and efficacy of our Lumivascular platform products; experiences of high-volume users of our products may lead to better patient outcomes than those of physicians that are less proficient; reliance on third-party vendors; dependency on physician adoption; reliance on key personnel; and requirements to obtain regulatory approval to commercialize our products; as well as the other risks described in the section entitled "Risk Factors" and elsewhere in our quarterly Form 10-Q filing made with the Securities and Exchange Commission on August 13, 2018. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Avinger disclaims any obligation to update these forward-looking statements.

Public Relations Contact:

Phil Preuss

VP of Marketing & Business Operations

Avinger, Inc.

(650) 241-7942

pr@avinger.com

Investor Contact:

Mark Weinswig
Chief Financial Officer
Avinger, Inc.
(650) 241-7916
ir@avinger.com

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Condensed Statements of Operations and Comprehensive Loss
(in thousands) (unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2018	2018	2017	2018	2017

Revenue	$2,020	$2,058	$2,071	$5,887	$8,021
Cost of revenue	1,477	2,169	3,274	5,061	11,268
Gross profit (loss)	543	(111)	(1,203)	826	(3,247)

Operating expense
Research and development	1,404	1,159	2,322	4,340	9,342
Selling, general, and administrative	4,259	4,204	4,928	12,723	20,435
Restructuring charges	-	-	416	-	935
Total operating expense	5,663	5,363	7,666	17,063	30,712

Operating (loss)	(5,120)	(5,474)	(8,869)	(16,237)	(33,959)

Other income (expense):
Interest expense, net	(270)	(312)	(1,574)	(5,221)	(4,632)
Other income (expense), net	2	(13)	-	(10)	9
Net loss and comprehensive loss	(5,388)	(5,799)	(10,443)	(21,468)	(38,582)
Accretion of preferred stock dividends	(836)	(836)	-	(2,082)	-
Deemed dividend arising from beneficial conversion feature of convertible preferred stock	-	-	-	(5,216)	-
Net loss attributable to common stockholders	$(6,224)	$(6,635)	$(10,443)	$(28,766)	$(38,582)

Net loss per share attributable to common stockholders basic and diluted	$(0.56)	$(0.98)	$(17.20)	$(4.30)	$(64.30)

Weighted average common shares used to compute net loss per share, basic and diluted	11,194	6,755	607	6,691	600

Condensed Balance Sheets
(in thousands, except per share amounts) (unaudited)

	September 30,	June 30,
	2018	2018
Assets
Current assets:
Cash and cash equivalents	$10,008	$10,144
Accounts receivable, net of allowance for doubtful accounts of $191 and $146 at September 30, 2018 and December 31, 2017, respectively	1,460	1,675
Inventories	3,450	3,651
Prepaid expenses and other current assets	731	1,079
Total current assets	15,649	16,549

Property and equipment, net	2,065	2,098
Other assets	584	584
Total assets	$18,298	$19,231

Liabilities and stockholders' equity (deficit)

Current liabilities:
Accounts payable	$2,158	$1,373
Accrued compensation	986	1,197
Accrued expenses and other current liabilities	577	812
Borrowings	8,146	7,823
Preferred stock dividends payable	2,082	1,246
Total current liabilities	13,949	12,451
Other long-term liabilities	187	188
Total liabilities	14,136	12,639

Stockholders' equity (deficit):
Total stockholders' equity (deficit)	4,162	6,592
Total liabilities and stockholders' equity (deficit)	$18,298	$19,231

Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2018	2018	2017	2018	2017

Loss from operations	$(5,120)	$(5,474)	$(8,869)	$(16,237)	$(33,959)
Add: Stock-based compensation	768	641	1,320	2,028	4,197
Add: Restructuring charges	-	-	416	-	935
Add: Excess and obsolete	-	607	1,603	630	5,180
Add: Depreciation and amortization	217	241	308	735	1,162
Adjusted EBITDA	$(4,135)	$(3,985)	$(5,222)	$(12,844)	$(22,485)